Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1

For release July 15, 2024

THIRD FEDERAL RECEIVES SATISFACTORY RATING
ON COMMUNITY REINVESTMENT ACT EXAM

Third Federal Savings and Loan Association of Cleveland (the “Association”), the wholly-owned subsidiary of TFS Financial Corporation (NASDAQ: TFSL) (the “Company”), is pleased to announce that it received a rating of "Satisfactory" from the Office of the Comptroller of the Currency (the “OCC”) on the Association's Community Reinvestment Act (“CRA”) exam for the period January 1, 2020 through December 31, 2022.
“Third Federal has a long history of commitment to the communities we serve,” said Chairman and CEO Marc A. Stefanski. “Our recent regulatory rating recognizes our focus and dedication to supporting partnerships with community-based organizations that provide homebuyer education and affordable housing opportunities, as well as our extensive offerings of loan products and down-payment assistance programs for low- and moderate-income customers. We will continue to use established ways and explore new opportunities to support our customers and our communities most in need.”
With the “Satisfactory” rating on its most recent CRA exam, the Association expects to be in compliance with all standards established by the Federal Housing Finance Agency’s Community Support Regulations. Compliance with these standards is required for access to long-term advances (advances with a term greater than one year) from the Federal Home Loan Bank, participation in community support programs with the Federal Home Loan Bank and certain expansionary activities, such as mergers and acquisitions and the establishment and relocation of branches that may require approval of the Association's primary regulator, the OCC, or the Company's primary regulatory, the Board of Governors of the Federal Reserve System.
Third Federal is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 85th anniversary in May 2023. Third Federal, which lends in 26 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, two lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of March 31, 2024, the Company’s assets totaled $17.02 billion.
This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. These forward-looking statements involve risks and uncertainties that could cause the Company’s results to differ materially from management’s current expectations. The Company’s risks and uncertainties are detailed in its filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2023. Forward-looking statements are based on the beliefs and assumptions of our management and on currently available information. The Company undertakes no responsibility to publicly update or revise any forward-looking statement.